Exhibit 15

[Ernst & Young Letterhead]

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion in the Registration Statement on Form F-3 filed pursuant to Rule 415, relating to the issuance of debt securities of Telstra Corporation Limited (the “Company”) of our report dated August 12, 2004, relating to the consolidated financial statements of the Company and its subsidiary companies appearing in the Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2004, and to the use of our name in the Registration Statement under the heading “Experts”.

Dated: 29 October 2004

/s/ Ernst & Young

Ernst & Young